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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of February 11, 2002 ("Effective Date") by and between AVIATION SALES COMPANY ("AVS" or the "Company") a Delaware corporation, and JACK AREHART (the "Employee").

                                    RECITALS

AVS wishes to employ Employee and Employee wishes to become an employee of AVS, on the terms and subject to the conditions of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

    1.   Employment.

         (a) Employment. AVS agrees to employ the Employee as Senior Vice President of Business Development, and the Employee agrees to accept such employment and serve in such position, on the terms and subject to the conditions of this Agreement.

         (b) Employment Period. The period during which the Employee shall serve as an employee of AVS under this Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to this Agreement or extended through agreement of the parties, shall expire on December 31, 2004 (the period for which the Employee is an employee of AVS or its affiliates is hereinafter referred to as the "Employment Period").

         (c) Duties and Responsibilities. During the Employment Period, the Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Chairman, Chief Executive Officer, President or Chief Operating Officer of AVS, and in the absence of such assignment, such duties customary to Employee's office as are necessary to the business and operations of AVS. During the Employment Period, the Employee's employment shall be full time and the Employee shall perform his duties honestly, diligently, competently, in good faith and in the best interests of AVS and shall use his best efforts to promote the interests of AVS and shall refer to AVS opportunities in the aerospace industry that have been referred to Employee.

    2.   Compensation and Benefits.

         (a) Base Salary. In consideration for the Employee's services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $300,000 (the "Salary"), payable in accordance with the AVS's customary payroll practices. Notwithstanding the foregoing, Employee's annual Salary may be increased at anytime and from time to time to levels greater than the level set forth in the preceding sentence at the sole discretion of the Compensation Committee of the Board of Directors of AVS ("Committee") to reflect merit or other increases.


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         (b) Bonus. In addition to the Salary, the Employee shall be eligible to receive an annual bonus ("Bonus") equal to 100% of the Employee's base Salary. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Committee after consultation with the management of AVS. The achievement of said goals and objectives shall be determined by the Committee. With respect to any Fiscal Year during which the Employee is employed by the Company for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the completion of the financial statements for the particular Fiscal Year as to which the Bonus relates. The term "Fiscal Year" as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.

         (c) Stock Options. On the Effective Date, AVS shall issue to the Employee a five-year option to purchase 250,000 shares of the Company's authorized but unissued common stock at an exercise price equal to $_____ (the last closing price of the common stock on the date on which this Agreement is executed). The options shall vest 1/3 on date of grant, 1/3 on the first anniversary of the Effective Date and 1/3 on the second anniversary of the Effective Date. The Employee shall be entitled to participate and receive option grants in the future, as may be determined by the Committee. Notwithstanding the foregoing, Employee acknowledges that AVS is in the process of restructuring the Company's currently outstanding debt and equity and also recapitalizing AVS. AVS hereby agrees to adjust Employee's option grant hereunder after the completion of the restructuring/recapitalization to provide an equivalent benefit to Employee such that Employee is not prejudiced by the restructuring/recapitalization. Additionally, Employee may receive in the future additional grants of stock options at the sole discretion of the Committee.

         (d) Incentive Bonus. In addition to the Bonus, the Employee may also be eligible to receive a special incentive bonus ("Incentive Bonus"). An Incentive Bonus shall be paid to Employee on the terms and subject to the requirements of Exhibit "A" to this Agreement.

         (e) Other Compensation Programs. The Employee shall be entitled to participate in AVS's incentive and deferred compensation programs and such other programs as are established and maintained generally for the benefit of AVS's employees or executive officers, subject to the provisions of such plans or programs.

         (f) Vacations. The Employee shall be entitled to three weeks of vacation on an annual basis. Employee shall be entitled to be reimbursed for any accrued and unused vacation time as of the date he is no longer an employee of AVS.

         (g) Club Membership. AVS shall provide Employee with a corporate membership to a country club mutually acceptable to Employee and AVS, including initiation fees of up to $15,000 and monthly dues of up to $500.

         (h) Other Benefits. During the term of this Agreement, the Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and

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programs as are from time to time established and maintained for the benefit of
AVS's employees or executive officers, subject to the provisions of such plans and programs.

         (i) Expenses. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of AVS, pursuant to the normal standards and guidelines followed from time to time by AVS.

         (j) Relocation Expenses Upon submission of appropriate documentation, AVS shall reimburse Employee for the full and total cost of (i) transporting all household goods currently residing at [omitted intentionally], by a company widely recognized as an expert in relocation matters, to the permanent residence the Employee shall establish in Greensboro, North Carolina, (ii) flying the Employee and his immediate family to and from [omitted intentionally] to Greensboro, North Carolina and (iii) direct costs of temporary housing in Greensboro for a period of up to 180 days from the date Employee begins his residence in Greensboro.

         (k) Real Estate Fees. Upon submission of appropriate documentation, AVS shall reimburse the Employee for full and total costs of any and all reasonable real estate fees or costs normally involved in the sale and purchase of residential real estate. These costs may include or all of the following; loan origination fees, appraisal fees, credit reports, mortgage broker fees, real estate broker fees, title insurance and recording fees resulting from the sale of Employee's current residence at [omitted intentionally].

         (l) Withholding. All payments made to the Employee hereunder shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

    3.   Termination.

         (a) Cause. At any time during the Employment Period, AVS shall have the right to terminate the Employment Period and to discharge the Employee for "cause" effective upon delivery of written notice to the Employee. Upon any such termination by AVS for cause, the Employee or his legal representatives shall be entitled to that portion of the Salary prorated through the date of termination, and AVS shall have no further obligations hereunder from and after the date of such termination. Termination for "cause" shall mean termination because of (i) the Employee's breach of his covenants contained in this Agreement, (ii) the Employee's failure or refusal to perform the duties and responsibilities required to be performed by the Employee under the terms of this Agreement,
(iii) the Employee's gross negligence or willful misconduct in the performance of his duties hereunder, (iv) the Employee's commission of an act of dishonesty affecting AVS, or the commission of an act constituting common law fraud or a felony, or (v) the Employee's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to AVS. If the Employee shall resign or otherwise terminate his employment with AVS, the Employee shall be deemed for purposes of this Agreement to have been terminated for "cause," and AVS shall not have any further obligations hereunder from and after the date of such termination. Notwithstanding the foregoing, AVS shall not inform any third party that Employee was terminated for "cause" if

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Employee's termination was as a result of Employee resigning or otherwise terminating his employment.

         (b) Without Cause. At any time during the Employment Period, AVS shall have the right to terminate the Employment Period and to discharge the Employee without cause effective upon delivery of written notice to the Employee. Upon any such termination by AVS without cause, provided that Employee is otherwise in compliance with the provisions of Sections 4 and 5 hereof, the Employee shall be entitled to receive each month for every month remaining in the Employment Period an amount equal to the monthly portion of his Salary, when and as the same would have been due and payable hereunder but for such termination, and otherwise AVS shall have no further obligations hereunder from and after the date of such termination.

         (c) Death or Disability. At any time during the Employment Period if Employee is unable to perform his duties and responsibilities as provided herein, due to his death or due to a physical or mental disability for more than one hundred eighty (180) days, AVS upon written notice may terminate the Employment Period provided that Employee shall receive disability payments during the term of Employees disability which Employee is entitled to receive under the applicable Companies (as defined hereafter) Disability Plan.

    4. Restrictive Covenants. In consideration of the foregoing, the Employee agrees that he shall not:

         (a) during the Employment Period and for a period of six months following the termination of the Employment Period for any reason, directly or indirectly, alone or as a partner, joint venture, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any business in the aerospace industry directly or indirectly in competition with the business of AVS or its affiliates (AVS or its affiliates collectively (the "Companies")) as such business now exists or as it may exist at the time of termination; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any other corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section; and, provided further, that Employee shall be entitled to receive each month for six months following the termination of the Employment Period Employee's monthly portion of the Salary, unless Employee was terminated for "cause," in which case this restrictive covenant shall apply notwithstanding the payment of severance;

         (b) for a period of six months following the termination of the Employment Period, directly or indirectly (i) induce any Person which is a customer of any of the Companies, to patronize any business in the aerospace industry directly or indirectly in competition with business conducted by any of the Companies; (ii) canvass, solicit or accept from any Person which is a customer of any of the Companies, any such competitive business; or (iii) request or advise any Person which is a customer or supplier of any of the Companies, to withdraw, curtail or cancel any such customer's or supplier's business with any of the Companies, or its or their successors;

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         (c) for a period of one year following the Employment Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by any of the Companies, at or within the prior three months, or in any manner seek to induce any such person to leave his or her employment;

         (d) at any time following the date hereof, directly or indirectly, in any way outside of his employment with any of the Companies utilize, disclose, copy, reproduce or retain in his possession any of the Companies' proprietary rights or records, including, but not limited to, any of its customer lists.

    5. Confidentiality. The Employee agrees that at all times during and after the Employment Period, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Companies and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential Information"), including without limitation, any technical specifications, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Companies and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of AVS, and (iv) observe all security policies implemented by the Companies from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide AVS with prompt notice of such request or order so that the Companies may seek to prevent disclosure. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that he is ordered to disclose.

    6. Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 4 and 5 are reasonable in scope and duration and are necessary to protect the Companies. If any provision of Section 4 or 5 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 4 or 5 will cause irreparable injury to the Companies and upon breach of any provision of such Sections, the Companies shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Companies may have.

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    7.   Notices. All notices, requests, demands, claims and other
communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery and on the date sent if sent by facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, in each case to the following addresses and facsimile numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party): (a) if to AVS at 623 Radar Road, Greensboro, North Carolina 27410, Attention: Gil West, Chief Operating Officer (facsimile: 1-336-664-0339), with a copy to Philip B. Schwartz, Esq., One Southeast Third Avenue, Miami, Florida 33131 (facsimile: 1-305-374-5095); and
(b) if to the Employee at the address and facsimile number listed on the signature page hereto.

    8. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

    9. Assignment; Third Party Beneficiary; Guaranty. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The rights and obligations of AVS under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

    10. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Sections 4, 5, 9 and 10 will survive the termination of this Agreement and the Employment Period for any reason.

    11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

    12. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of North Carolina applicable to contracts executed and to be wholly performed within such State.

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    13.  Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

    14. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

    15. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                   AVIATION SALES COMPANY


                                                   By: /s/ Roy T. Rimmer, Jr.
                                                       -------------------------
                                                       Name: Roy T. Rimmer, Jr.
                                                       Title: Chairman and CEO

                                                   EMPLOYEE:

                                                   /s/ Jack Arehart
                                                   -----------------------------
                                                   Name: Jack Arehart

                                                   Address for Notices:
                                                   [omitted intentionally]






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